EXHIBIT 99.1
Collegiate Pacific Announces Board Changes
Friday May 25, 9:30 am ET
DALLAS—(BUSINESS WIRE)—Collegiate Pacific (AMEX: BOO — News) today announced that Michael Blumenfeld, the company’s Chairman, has announced his plans to resign from the Board of Directors as Chairman of the Board effective June 30, 2007. These actions are part of Mr. Blumenfeld’s previously announced retirement plans. Mr. Blumenfeld recently sold approximately 170,000 shares of common stock, or about 11% of his holdings in the company and continues to hold approximately 1.35 million shares of common stock.
Mr. Blumenfeld stated “After 35 years with our related companies there comes a time to delegate the execution of the future plans to a younger and more energetic management team. I am confident that our board and current management has the tools, energy and talent to take our consolidated operations to the next level of performance.”
Mr. Blumenfeld plans to remain with the company, working with management in strategic planning on financial and corporate matters.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld, 972-243-8100